Exhibit 10.9

Convertible Loan Agreement

Convertible Loan Agreement, dated as of 22th June, is entered into between MBK Co. Ltd (the “Lender”), which is a company duly incorporated in South Korea and listed on the KOSDAQ Stock market and IMK Korea Co. Ltd (the “Company”), a company duly incorporated in South Korea.

RECITALS

WHEREAS, the Company desires to borrow from the Lender, and the Lender desires to lend to the Company, a certain principal amount at a rate of 6.9% as a convertible loan due on 2016, on the terms and conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and the mutual benefits to be derived therefrom, the parties agree as follows:

Section 1: “The amount of borrowing”

The Lender makes the principle of KRW (Korean Won) 200,000,000 (the “Amount of Borrowing”) to the Company.

Section 2: “Redemption of the agreement”

The Company shall pay back the Amount of Borrowing to the Lender on 22th June, 2016 (one year from the borrowing date). However, the redemption date may be delayed upon negotiation between both parties.

Section 3: “Interest rate”

The interest rate of the Amount of Borrowing accrues at annual rate of 6.9% and interest payment shall be carried out every six months. The interest rate on overdue interest accrues at annual rate of 18%.

Section 4: “Forfeiture of benefit of time”

① In case the Company falls under the following items the benefit of time shall be forfeited, notwithstanding the absence of notice from the Lender, and the Company shall immediately pay the remaining amount.

1. Suspension of transactions through the Company’s bank accounts by the transacting bank.

2. Delay of repayment of the Amount of Borrowing for at least 14 days.

3. Violation of the terms and condition in this agreement.

4. Compulsory execution, provisional seizure and/or attachments and application for auction of the Company’s assets by a third party.

② From the date of occurrence of items stated above to the date of actual payment, the Company shall pay an interest at an annual rate of 18% for the full Amount of Borrowing.

Section 5: “Special conditions”

① The Lender has a right to convert the full or partial Amount of Borrowing into stocks of the Company and/or into stocks of IMK Group Inc., which are listed in OTC QB in U.S.A. The exercise price (convertible price) shall be set at a fair value negotiated between both parties.

② The Lender has preferable right to invest and/or jointly progress the halal cosmetics business and other related business partnerships.

Section 6: “Others”

① This agreement constitutes a complete consent between both parties, and the contents of this agreement shall prevail over all expressions of intentions by both parties, oral/written agreement made beforehand or at the same time of the conclusion of this agreement.

② This agreement may only be altered by written agreement both parties.

③ The title of each section included in this agreement shall not affect the interpretation and/or application of this agreement.

④ Disputes rising in relation to this agreement shall be resolved at the Seoul Central District Court upon consented jurisdiction.

2015-06-22